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                                                                    EXHIBIT 12.1


WELLMAN, INC.
COMPUTATIONS OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
(IN THOUSANDS)

                                                       2005        2004        2003        2002       2001
                                                     --------    --------    ---------    -------    -------
EARNINGS (LOSS)
  Earnings (Loss) from continuing operations
    before income taxes                              $(47,998)   $(54,468)   $(151,088)   $35,434    $17,276
Interest                                               48,450      39,717       13,495     14,037     21,051
Less interest capitalized during the period            (2,397)       (440)        (214)      (303)    (1,531)
Amortization of capitalized interest                    1,650       1,633        1,638      1,639      1,566
Amortization of debt discount and deferred
  financing costs not included in interest expense          0       6,638            0        307        424
Interest portion of rental expense                      1,564       3,381       12,858     10,248      9,977
                                                     --------    --------    ---------    -------    -------
TOTAL EARNINGS AVAILABLE                             $  1,269    $ (3,539)   $(123,311)   $61,362    $48,763
                                                     --------    --------    ---------    -------    -------

FIXED CHARGES

Interest expense, net                                $ 45,379    $ 38,117    $  10,131    $10,254    $17,957
Interest capitalized during the period                  2,397         440          214        303      1,531
Interest income, netted in interest expense               674       1,160        3,150      3,480      1,563
                                                     --------    --------    ---------    -------    -------
Gross interest                                         48,450      39,717       13,495     14,037     21,051
Amortization of debt discount and deferred
  financing costs not included in interest expense          0       6,638            0        307        424
Interest portion of rental expense                      1,564       3,381       12,858     10,248      9,977
                                                     --------    --------    ---------    -------    -------
TOTAL FIXED CHARGES                                  $ 50,014    $ 49,736    $  26,353    $24,592    $31,452
                                                     --------    --------    ---------    -------    -------

RATIO OF EARNINGS TO FIXED CHARGES                        N/A         N/A          N/A        2.5        1.6

Deficiency of Earnings to Fixed Charges              $ 48,745    $ 53,275    $ 149,664        N/A        N/A